FOR:        Cognizant Technology Solutions
                                       Corporation
                                       500 Glenpointe Centre West
                                       Teaneck, NJ  07666

                           CONTACT:    Gordon Coburn
                                       Chief Financial Officer
                                       201-678-2712

FOR IMMEDIATE RELEASE
---------------------

                                       Investors:  Ian Bailey/Kirin Smith
                                       Press:  Brian Maddox/Scot Hoffman
                                       Financial Dynamics
                                       212-850-5600
                                       shoffman@fd-us.com

                    COGNIZANT TECHNOLOGY SOLUTIONS ANNOUNCES
       STOCKHOLDER APPROVAL OF INCREASE IN NUMBER OF SHARES OF AUTHORIZED
                              CLASS A COMMON STOCK
      * Previously announced conditional stock split to proceed as planned



Teaneck, NJ - May 26, 2004 - Cognizant Technology Solutions Corporation (Nasdaq:
CTSH), a leading provider of IT services, today announced that its Stockholders, at its Annual Meeting, approved an amendment to its Certificate of Incorporation that increased the number of authorized shares of Class A Common Stock. As a result of the increase, Cognizant's previously announced conditional two-for-one stock split on its Class A Common stock in the form of a stock dividend shall proceed as planned. Stockholders of record as of May 27, 2004 will be entitled to one additional share of common stock for each share held on the record date. The stock dividend distribution is expected to occur on or about June 17, 2004, and it is anticipated that the company's Class A Common Stock will begin trading on a post-split basis the business day following the distribution date.

ABOUT COGNIZANT TECHNOLOGY SOLUTIONS
------------------------------------

Cognizant Technology Solutions Corporation (Nasdaq: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant's more than 11,100 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and Ireland, and onsite client teams. Cognizant maintains P-CMM and CMMi Level 5 assessments from an independent third-party assessor and was recently ranked #1 in Forbes' Hot Shots 200 Up & Comers and ranked as the top information technology company in BusinessWeek's Hot Growth Companies. Further information about Cognizant can be found at www.Cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
                                     ###